Exhibit 99.1
OncoGenex Reports Financial Results for Fourth Quarter and Fiscal Year
2008 and Provides Outlook for 2009
— Conference Call on Wednesday, March 11, 2009 at 4:30 p.m. Eastern Time —
BOTHELL, Washington and VANCOUVER, British Columbia, Canada — March 11, 2009 — OncoGenex Pharmaceuticals, Inc. (“OncoGenex” or the “Company”) (NASDAQ: OGXI), today announced its fourth quarter and fiscal year 2008 financial results, reviewed the Company’s highlights and provided an outlook for 2009.
“2008 was a tremendously active year from an execution standpoint as we took measures to prepare for the final stages of clinical development of our lead product candidate, OGX-011, for the treatment of cancer and to position for long term growth of the Company,” said Scott Cormack, President and Chief Executive Officer of OncoGenex. “We released Phase 2 clinical data showing a survival benefit in patients treated with OGX-011 and are working closely with the FDA to develop Phase 3 study designs and protocols defining a registration path for product approval. We also took measures to extend our cash runway, and we have been advancing discussions with potential development partners.”
Key Objectives for 2009
•	Report final survival data with additional results from the Phase 2 clinical trial evaluating first-line docetaxel with and without OGX-011 treatment in patients with castrate resistant prostate cancer (“CRPC”); these data have been selected for presentation at the American Society of Clinical Oncology 2009 Annual Meeting in the second quarter.
•	In the second quarter, reach an agreement with the FDA via the Special Protocol Assessment process (“SPA”) on the design of a second Phase 3 registration trial evaluating durable pain palliation for OGX-011 in combination with docetaxel as second-line chemotherapy in patients with CRPC.
•	In the third quarter, discuss with the FDA a possible Phase 3 registration trial evaluating first-line docetaxel with and without OGX-011 and the strategy of combining the first-line registration trial with one of the second-line clinical trials for product marketing approval for patients with CRPC.
•	Secure a development and commercialization partnership for OGX-011 in 2009.
•	Report data from our ongoing Phase 1 clinical trial evaluating OGX-427 as a monotherapy in patients with solid tumors; these data have been selected for presentation at the American Society of Clinical Oncology 2009 Annual Meeting in the second quarter.
•	Initiate an investigator-sponsored Phase 1 clinical trial evaluating OGX-427 as a treatment in patients with bladder cancer, in the second quarter.

Financial Results
The following consolidated results reflect the operations of OncoGenex Technologies Inc. (“OncoGenex Technologies”) prior to the August 21, 2008 reverse takeover of Sonus Pharmaceuticals, Inc. (“Sonus”), and the consolidated results of the OncoGenex Pharmaceuticals thereafter.
Research and development expenses for the fourth quarter and year ended December 31, 2008 were $4.2 million and $7.8 million, respectively, compared to $1.1 million and $4.1 million, respectively, in the corresponding periods of 2007. The increases in 2008 were primarily due to manufacturing costs incurred in the fourth quarter of 2008 associated with the development of our product candidate OGX-427, an increase in employee expenses and higher facility costs resulting from the reverse takeover of Sonus.
General and administrative expenses for the fourth quarter and year ended December 31, 2008 were $1.0 million and $3.3 million, respectively, compared to $0.8 million and $3.5 million, respectively, in the corresponding periods of 2007. The increase for the fourth quarter of 2008 was primarily due to increased employee expenses and increased costs associated with operating as a public company. The decrease for the year ended December 31, 2008 was primarily due to higher financing related costs incurred during the year ended December 31, 2007, partly offset by higher employee expenses and increased costs associated with operating as a public company in 2008.
Net loss for the fourth quarter and year ended December 31, 2008 was $5.0 million and $6.2 million, respectively, compared to net losses of $3 million and $11.5 million, respectively, in the corresponding periods of 2007. The increase for the fourth quarter of 2008 was primarily due to increased employee expenses, costs associated with the development of OGX-427 and increased costs associated with operating as a public company. The decrease for the year ended December 31, 2008 was primarily due to the impact of an extraordinary gain recognized in connection with the reverse takeover of Sonus and a reversal of tax expense associated with the change in capital structure of OncoGenex Technologies, both non-cash items.
The Company had $12.4 million in cash, cash equivalents and short-term investments as of December 31, 2008, compared to $5.1 million as of December 31, 2007. The Company expects that operating expenses for 2009 will remain consistent with 2008 and believes it has sufficient cash, cash equivalents and short-term investments to fund ongoing operations through February 2010. The Company had 5,548,469 shares outstanding as at March 3, 2009.
OGX-011 Development Highlights
“As the data from Phase 2 studies of OGX-011 have matured over the past year, we are gaining a clearer picture of the potential clinical utility of OGX-011, particularly regarding the benefits of overall survival and pain palliation for the treatment of CRPC,” said Cormack. “The endpoints of survival and pain palliation from our Phase 2 studies directly translate into our Phase 3 development plan. We believe such endpoints are the only critical and relevant primary endpoints for Phase 3 trials in patients with CRPC and for ultimately achieving marketing approval.”

Results from our Phase 2 clinical development program are summarized below:
•	First Line Prostate Cancer Potential Survival Advantage — longer survival duration, estimated at 10.6 months, in a randomized Phase 2 clinical trial of OGX-011 in combination with docetaxel and prednisone (“the OGX-011 arm”) when compared to docetaxel alone (“the control arm”) for first-line treatment of metastatic CRPC. The median survival was 27.5 months for the patients in the OGX-011 arm and 16.9 months for those in the control arm. Results currently indicate that patients in the OGX-011 arm have a death rate of approximately 40% lower than patients in the control arm. Additional survival updates are needed before a mature median survival for the OGX-011 arm can be reported; however, based on the current results, OncoGenex has calculated that the final median survival for patients in the OGX-011 arm cannot be lower than 22.7 months, representing at least a 5.8 month median survival benefit. For comparison, docetaxel was approved for treatment of metastatic CRPC by the FDA based on a survival advantage of 2.4 months over mitoxantrone.
•	Second Line Prostate Cancer Potential Survival Advantage - longer than expected survival durations for patients receiving OGX-011 in combination with either mitoxantrone or docetaxel retreatment as second-line chemotherapy as compared to reported survival durations in two published studies of CRPC patients receiving second-line chemotherapy. As of January 14, 2009, the median survival duration for the randomized 20 patients receiving OGX-011 plus docetaxel retreatment was 15.8 months, whereas the median survival duration for the randomized 22 patients receiving OGX-011 plus mitoxantrone arm was 11.4 months, based on a median follow-up of 26 months. An amendment to the study provided for an additional 25 patients to be treated with OGX-011 and docetaxel retreatment as second-line chemotherapy. The median survival duration for all 45 patients (i.e., the 20 randomized plus the 25 enrolled after randomization) receiving OGX-011 plus docetaxel retreatment is 13.0 months, based on a median follow-up of 18 months. For comparison, results were published for patients who participated in the key registration study comparing first-line docetaxel to mitoxantrone in metastatic CRPC, referred to as the TAX 327 Study, and who later received second-line chemotherapy. The median survival duration for these patients treated with either docetaxel or mitoxantrone as second-line chemotherapy was approximately 10 months. A retrospective study from the British Columbia Cancer Agency reported a median survival duration of 9.6 months for patients who were retreated with docetaxel as second-line chemotherapy after receiving and responding to docetaxel as first-line chemotherapy.
•	Non-Small Cell Lung Cancer Potential Survival Advantage - longer than expected survival duration was observed when adding OGX-011 to first-line gemcitabine and a platinum-containing chemotherapy when compared to reported survival durations in prior published studies from randomized phase 3 trials evaluating first-line gemcitabine and a platinum-containing chemotherapy in patients with non-small cell lung cancer (“NSCLC”). At two years, 30% of patients who had received OGX-011 with first-line chemotherapy were alive. OncoGenex has previously reported a mature median survival of 14.1 months and a one-year survival rate of 54%. For comparison, published studies using a first-line gemcitabine and platinum-based chemotherapy for advanced NSCLC reported median survivals of 8 to 10.8 months and one-year survival rates of 33% to 43%. Market approval for Avastin plus paclitaxel and carboplatin chemotherapy for NSCLC was based on results showing a median survival of 12.3 months compared to 10.3 months for patients treated with paclitaxel and carboplatin chemotherapy alone. Survival rates for Avastin plus chemotherapy versus chemotherapy alone were reported as 51% versus 44%, respectively, at one year and 23% versus 15%, respectively, at two years.
•	Prostate Cancer Potential Pain Palliation Advantage - increased frequency and duration of pain palliation was observed when adding OGX-011 to either mitoxantrone or docetaxel retreatment as second-line chemotherapy even when compared to the frequency and duration of pain palliation observed in the TAX 327 Study for first-line chemotherapy in patients with CRPC. Durable pain responses defined as a duration of 12 weeks or greater were observed in 44% of evaluable patients in the OGX-011 plus docetaxel retreatment arm and in 38% of patients in the OGX-011 plus mitoxantrone arm. Responses in patients receiving second-line treatment would be expected to be worse than first-line. However, when compared to first-line treatment in the TAX 327 Study, 35% of patients treated with docetaxel had pain responses with a median duration of 3.5 months (not all durations were 12 weeks or greater) and 22% of patients treated with mitoxantrone had pain responses with a median duration of 4.8 months (all durations were 12 weeks or greater).
•	Potential Correlation of Clusterin Levels to Survival - preliminary analyses have shown that treatment with OGX-011 in combination with chemotherapy significantly lowers serum clusterin levels and that low average serum clusterin levels during OGX-011 treatment correlate to longer survival.
FDA Highlights
“With a robust clinical and non-clinical data package supporting OGX-011, we are working closely with the FDA to develop Phase 3 study designs and protocols defining a registration path for product approval,” added Cormack.
•	An agreement with the FDA was reached on the design of a Phase 3 registration trial featuring overall survival as the primary endpoint for OGX-011 in combination with docetaxel as second-line chemotherapy in men with CRPC, via the SPA process. In a letter from the FDA responding to the OncoGenex submission, the FDA stated that they agreed with the design and planned analyses proposed by OncoGenex, and that the study design adequately addressed the objectives necessary to support a regulatory submission.
•	Fast Track designation was received from the FDA for development of OGX-011 in combination with docetaxel for progressive metastatic prostate cancer. Fast Track designation was granted on the basis that OGX-011 may provide a significant improvement in the safety or effectiveness of the treatment for a serious or life threatening disease.

•	In a meeting with OncoGenex, the FDA agreed that “durable pain palliation is an acceptable and desirable study endpoint” to support a product marketing approval for OGX-011 in combination with docetaxel as second-line chemotherapy in men with CRPC. OncoGenex has revised the protocol based on the FDA’s recommendations and has recently submitted the protocol to the FDA for an SPA featuring pain palliation as the primary endpoint.
Other Pipeline Highlights
•	OncoGenex completed patient enrollment in the portion of the Phase 1 clinical trial evaluating the safety of OGX-427 as a monotherapy in patients with solid tumors.
•	OncoGenex completed the Phase 1 clinical trial evaluating the safety of SN2310 in patients with advanced cancer.
Corporate Highlights
•	Concurrent with the closing of the reverse takeover of Sonus, OncoGenex implemented an immediate workforce reduction of 49% in order to effectively utilize cash assets, while preserving the resources we believe are necessary to advance our priority clinical programs. The Company currently has 26 full-time employees.
•	In July 2008, OncoGenex increased its economic interest in the OGX-011 development program and assumed full responsibility for the development of OGX-011 through an amended development agreement with Isis Pharmaceuticals, Inc.
•	In August 2008, the Company signed an exclusive in-licensing agreement with Bayer HealthCare LLC for development of a family of compounds known as caspase activators presently in preclinical research. As the caspase family of proteases plays essential roles in apoptosis, the caspase activators offer the potential for the development of therapies in the treatment of various cancers.
Conference Call Today at 4:30 p.m. ET
OncoGenex management will host a conference call at 4:30 p.m. Eastern Time today, Wednesday, March 11, 2009, to provide a business update and discuss the fourth quarter and fiscal year 2008 results. A live webcast and slide presentation will be available through the Events and Presentations Web page found in the Investor Relations section of the OncoGenex Web site at www.ir.oncogenex.com. Alternatively, you may access the live conference call by dialing 877-874-1569 (U.S. & Canada) or 719-325-4767 (International). A webcast replay will be available approximately two hours after the call and will be archived at the same Web location for 90 days.

About OncoGenex
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address unmet needs in the treatment of cancer. OncoGenex has a deep oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OGX-011, the lead candidate currently completing five Phase 2 clinical studies in prostate, lung and breast cancers, is designed to inhibit the production of a specific protein associated with treatment resistance; OGX-427 is in Phase 1 clinical development; SN2310 has completed the Phase 1 clinical trial; and CSP-9222 and OGX-225 are currently in pre-clinical development. More information about OncoGenex is available at www.oncogenex.com.
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements concerning the Company’s key objectives for 2009, potential results of clinical trials, the potential benefits of the Company’s product candidates and other anticipated activities, achievements, occurrences and performance. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.
The potential risks and uncertainties associated with forward-looking statements include, among others, the possibility that an agreement with the FDA cannot be reached regarding a clinical trial using pain as the primary endpoint for OGX-011, the timing and costs of clinical trials and regulatory approvals, risks that clinical trials will not be successful or confirm earlier or interim clinical trial results, the Company’s need for additional financing, the uncertainty associated with any potential partnering discussions, risks relating to the development, safety and efficacy of therapeutic drugs and potential applications for these products and the risk factors set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2008. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or that if any of them do transpire or occur, what impact they would have on the results of operations or financial condition of the Company. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.

Condensed Consolidated Statements of Operations
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)
Operating expenses
Research and development	$4,198	$1,060	$7,819	$4,135
General and administrative	1,050	831	3,293	3,540

Total operating expenses	5,248	1,891	11,112	7,675

Other income (expense)	334	(192)	421	(148)

Loss for the period before taxes	4,914	2,083	10,691	7,823
Income tax expense (recovery)	41	140	(2,059)	713

Operating loss before extraordinary gain	4,955	2,223	8,632	8,536
Extraordinary gain	—	—	4,428	—

Net loss	4,955	2,223	4,204	8,536
Redeemable convertible preferred share accretion	—	788	1,973	2,944

Loss attributable to common shareholders	$4,955	$3,011	$6,177	$11,480

Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007
Assets:
Cash, cash equivalents and short term investments	$12,419	$5,131
Amounts and investment tax credit receivable	1,243	1,813
Prepaid and other current assets	587	295
Property, equipment and other assets	541	111

Total assets	$14,790	$7,350

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$2,252	$1,048
Other current liabilities	632	4,665
Long term liabilities	1,199	2,487
Redeemable convertible preferred shares	—	37,373
Stockholders’ equity (deficiency)	10,707	(38,223)

Total liabilities and stockholders’ equity (deficiency)	$14,790	$7,350

SOURCE: OncoGenex Pharmaceuticals, Inc.

OncoGenex Contact:	Media and Investor Contact:
Scott Cormack President & CEO (604) 630-5400 scormack@oncogenex.com	Jason Spark Porter Novelli Life Sciences (619) 849-6005 jspark@pnlifesciences.com
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